Exhibit 99.1

Electroglas, Inc. 5729 Fontanoso Way San Jose, CA 95138-1015 408.528.30000 www.electroglas.com	Contact: Investor Relations Electroglas, Inc. Candi Lattyak +1 408.528.3801 clattyak@electroglas.com

ELECTROGLAS ANNOUNCES COMPLETION OF $25,750,000 PRIVATE PLACEMENT

SAN JOSE, CALIF.—March 26, 2007—Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced it has completed the private placement of $25,750,000 of the Company’s 6.25% Convertible Senior Subordinated Secured Notes due 2027.

The Company intends to use the net proceeds from the sale of the Notes to pay off its remaining $8.5 million of 5.25% Convertible Subordinated Notes due June 15, 2007, and the remainder for general corporate purposes, including working capital and capital expenditures.

The investors may convert the new Notes into the Company’s common stock any time prior to the scheduled maturity date of March 26, 2027. The conversion price is $2.295 per share, which represents a 12.5% premium over the closing price of the Company’s common stock on March 21, 2007. If fully converted, the Notes would convert into approximately 11.22 million shares of the Company’s common stock. The Notes are fully redeemable by the Company at any time from and after March 26, 2010 at 100% of the principal amount plus accrued and unpaid interest. Interest is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2007. The Company has the right to convert the Notes into common stock if the Company’s common stock trades above 150% of the conversion price for at least 20 out of 30 consecutive trading days. In connection with any such conversion of the Notes prior to March 26, 2010, the Company would be required to pay additional interest to holders of Notes being converted.

The securities have been sold to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended. Piper Jaffray & Co. served as the exclusive placement agent for the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Electroglas

Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

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